UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2018

S&W SEED COMPANY
(Exact name of registrant as specified in Its charter)

Nevada	001-34719	27-1275784
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

106 K Street, Suite 300 Sacramento, California	95814
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (559) 884-2535

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 10, 2018, upon recommendation of the Nominating and Governance Committee of the Board of Directors (the "Board") of S&W Seed Company (the "Company"), the Board approved, effective July 10, 2018, an increase in the size of the Board to nine members and appointed Alan Willits to fill the vacancy created by such increase, to serve until his successor is duly elected and qualified or until his earlier death, resignation or removal, whichever first occurs. It has not been determined on which committees of the Board Mr. Willits will serve.

The Company will enter into its standard form of indemnification agreement for its directors with Mr. Willits. In addition, pursuant to the Company's non-employee director compensation policy, Mr. Willits will receive pro-rated cash and equity compensation measured as of the effective date of his appointment to the Board.

Mr. Willits is the chairman of Cargill Asia Pacific and leads Cargill's Agriculture Supply Chain business in the Asia Pacific region. He is responsible for several businesses within this group, including Cargill's oil palm plantations, trading and merchandising in the Asia-Pacific region, and Cargill's grains and oilseeds supply chain businesses in North Asia, South Asia and Australia. Mr. Willits received his bachelor's degree from the University of Illinois, College of Agriculture.

There is no arrangement or understanding between Mr. Willits and any other person pursuant to which Mr. Willits was appointed as a director. There are no transactions between the Company and Mr. Willits that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

S&W SEED COMPANY

By: /s/ Matthew K. Szot

Matthew K. Szot
Executive Vice President of Finance and Administration and Chief Financial Officer

Date: April 16, 2018